Exhibit 10.2

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

1. The individual executing this agreement (the “Employee”) is or will soon be an at-will employee of American International Group, Inc. or one of its subsidiaries (the “Company”). As such, the Employee is free to resign from employment at any time and for any reason. Likewise, the Company may terminate the Employee’s employment at any time for any reason. This Agreement is not a guarantee of any fixed term employment.

2. This Agreement is a term and condition of the Employee’s at-will employment with the Company. Employment with the Company is conditioned upon the Employee’s execution of this Agreement.

3. This Agreement is necessary for the protection of the legitimate and protectable business interests of the Company and its affiliates (collectively, “AIG”) in their customers, customer goodwill, accounts, prospects, employee training, and confidential and proprietary information. The Employee’s employment requires exposure to and use of Confidential, Information (as defined in Paragraph 5). Accordingly, the Employee agrees that during and after the Employee’s employment with AIG, the Employee will not, directly or indirectly, on the Employee’s own behalf or on behalf of any other person or any entity other than AIG solicit, contact, call upon, communicate or attempt to communicate with any customer or client or prospective customer or client of AIG, where to do so would require the use or disclosure of Confidential Information (for purposes of this Agreement, “customer or client” shall not include insurance brokers). The Employee further agrees that during the Employee’s employment with AIG and for a period of one (1) year after employment terminates for any reason, the Employee will not, directly or indirectly, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant, registered representative, or agent of AIG to terminate his or her employment or other relationship with AIG or to leave its employ or other relationship with AIG for any engagement in any capacity or for any other person or entity.

4. During the term of employment, the Employee will have access to and become acquainted with Confidential Information. The Employee agrees that during the Employee’s employment and any time thereafter, all Confidential Information will be treated by the Employee in the strictest confidence and will not be disclosed or used by the Employee in any manner other than in connection with the discharge of the Employee’s job responsibilities without the prior written consent of AIG or unless required by law. The Employee further agrees that Employee will not remove or destroy any Confidential Information either during the Employee’s employment or at any time thereafter and will return to AIG any Confidential Information in Employee’s possession at the end of Employee’s employment (or earlier if so requested by the Company). The Employee also agrees that during and after the Employee’s employment with AIG, the Employee will not make any disparaging comments about AIG or any of its officers, directors or employees to any person or entity not affiliated with AIG. Nothing herein shall prevent the Employee from making or publishing any truthful statement (a) when required by law, subpoena or court order, (b) in the course of any legal, arbitral or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, or (d) in connection with any investigation by AIG.

5. “Confidential Information” refers to an item of information or a compilation of information in any form (tangible or intangible), related to AIG’s business that AIG has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) business plans and analysis, customer and prospective customer lists, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to Company in confidence. The presence of non-confidential items of information within an otherwise confidential compilation of information will not remove the compilation itself (the information in its compiled form) from the protection of this Agreement. Employee acknowledges that items of Confidential Information are Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company.

6. The covenants contained in Paragraphs 3 and 4 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. The Employee acknowledges that these restrictions are reasonably necessary for the protection of AIG. The Employee also acknowledges that irreparable harm and damages would result to AIG if the provisions of Paragraph 3 or 4 were not complied with and agrees that AIG shall be entitled to legal, equitable or other remedies, including, without limitation, injunctive relief and specific performance to protect against the inevitable disclosure of AIG’s Confidential Information, any failure to comply with the provisions of Paragraph 3 or 4 of this Agreement, or any threatened breach of any term of this Agreement. The Employee further agrees that the Employee shall be liable for the attorneys’ fees and costs incurred by AIG as a result of the Employee’s breach of Paragraph 3 or 4 of this Agreement.

7. Invention Assignment: (a) Employee hereby assigns all right, title and interest in any intellectual property, including but not limited to discoveries, ideas, inventions, works, reports, rules, processes, lists, data and other materials along with all improvements thereto (whether or not patentable or registerable under copyright or similar statutes) conceived, produced or developed by Employee, either alone or in conjunction with others, pursuant to, or in furtherance of Employee’s employment with the Company (collectively “Intellectual Property”). Moreover, if requested, Employee agrees to execute any documents required to perfect the Company’s interest in the above referenced intellectual property, and to otherwise fully cooperate with such process during and after Employee’s employment with the Company.

(b) This assignment shall include all such Intellectual Property that: (1) relates in any way to the Company’s business, or to actual or anticipated research and development of the Company; or (2) results in any way from the performance by Employee of duties and responsibilities as an employee of the Company. Employee further agrees that all original works of authorship which were made by Employee (either alone or with others) within the scope of and during the period of Employee’s employment with the Company and which are protectable by copyright laws, are “works made for hire” as that term is defined in the United States Copyright Act.

(c) Notwithstanding the above, this Section does not apply to inventions that qualify under state law as inventions that cannot be required to be assigned.

8. This Agreement (together with the AIG Code of Conduct) sets forth the entire agreement regarding the subject matter contained in this Agreement, supersedes any and all prior agreements and understandings regarding this subject matter, and may be modified only by a written agreement signed by the Employee and the Company. To the extent that any provision of this Agreement is inconsistent with the Code of Conduct, this Agreement governs. If any term of this Agreement is rendered invalid or unenforceable, the remaining provisions shall remain in full force and shall in no way be affected, impaired or invalidated. Should a court determine that any provision of this Agreement is unreasonable, whether in period of time, geographical area, or otherwise, the Employee agrees that such provision of the Agreement should be interpreted and enforced to the maximum extent that such court deems reasonable.

9. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK. ANY DISPUTE CONCERNING THIS AGREEMENT SHALL PROCEED IN ACCORDANCE WITH THE TERMS OF THE COMPANY’S EMPLOYMENT DISPUTE RESOLUTION PROGRAM.

IN WITNESS WHEREOF, the Employee has agreed to the terms set forth above by signing below.

/s/ Seraina Macia	7/12/17
Employee	Date: